Exhibit 5.1

[IGT LETTERHEAD]

October 2, 2001

International Game Technology
9295 Prototype Drive
Reno, Nevada 89511

Ladies and Gentlemen:

     At your request, I have examined the Registration Statement on Form S-4 (No. 333-67928) filed by you with the Securities and Exchange Commission (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of shares of Common Stock, par value $0.000625 per share (the “Common Stock”), of International Game Technology (“IGT”). I am familiar with the proceedings taken and proposed to be taken by you in connection with the authorization and proposed issuance and sale of the Common Stock pursuant to the Agreement and Plan of Merger, dated as of July 8, 2001, as amended (the “IGT Shares”), which is included in Annex A to the Joint Proxy Statement/Prospectus contained in the Registration Statement (the “Proxy Statement/Prospectus”).

     It is my opinion that, subject to said proceedings being duly taken and completed by you as now contemplated prior to the issuance of the IGT Shares, the IGT Shares will, upon issuance and sale thereof in the manner referred to in the Registration Statement, be legally and validly issued, fully paid and nonassessable stock.

     I consent to the use of this opinion as an exhibit to the Registration Statement. I also consent to the use of my name in the Registration Statement and the Proxy Statement/Prospectus (including under the heading “Legal Opinions”).

Respectfully submitted,

/s/ Sara Beth Brown

Sara Beth Brown General Counsel